Exhibit 23.1

Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-221193 and 333-223429) on Form S-8 of ForeScout Technologies, Inc. of our reports dated January 14, 2019 relating to the financial statements of SecurityMatters B.V., which appear in this Current Report on Form 8‑K/A of ForeScout Technologies, Inc. dated January 18, 2019. As disclosed in Note 2 to the audited financial statements, our report is qualified due to the omission of comparative financial information.
/s/ Baker Tilly Virchow Krause, LLP
Pittsburgh, Pennsylvania
January 18, 2019